March 3, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY: A Stable Partner

In an opinion piece titled “Skin in the Game Must Be Price of Lender Admission to FHLBs”
that appeared in American Banker last month, Kevin Cummings, president and CEO of Investors Bank and the newest member of our Board of Directors, wrote that his bank is a member of the Home Loan Bank because “the FHLBNY, just like the other 11 Banks in the Federal Home Loan Bank System, has been a stable and reliable partner for its members.” Our team is honored by the trust our members put in the Home Loan Bank, and we take great pride in our ability to remain a reliable source of liquidity for our members. Stability is one of our key goals, and this goal is reflected in everything we do, from our low-risk profile to our commitment to focusing on advances.

Advances Average $90.9 Billion in January 2014

Our focus on advances continues to be a business model that works: advances averaged $90.9 billion in January 2014, an increase of $2.2 billion from year-end 2013. A recent Bloomberg report noted that foreclosures in New York and New Jersey surged in 2013, as flimsy pre-crisis loans made by even flimsier mortgage market participants began to reach the resolution stage. The nationwide foreclosure epidemic has slowed housing growth across the country, and is endemic of the lax lending practices that dominated the mortgage market in the lead-up to the financial crisis. But these are not the practices of our community-based, local member-lenders. And as our members in New York and New Jersey can attest, had Albany and Trenton created workable and rational foreclosure laws, our region would not have the current distinction of hosting this surge in foreclosures. This is an issue that I expect to be a key topic in future reports.

As our region begins to work through our turn at the forefront of the foreclosure crisis, it is from the steady base of the local lender – and the responsible lending you practiced before and throughout the crisis, and continue to practice today – that we will rebuild a stronger housing market. And along this journey, we were right there beside you. As of January 2014, the FHLBNY had $90 billion flowing through communities to support this responsible lending, and as we move through our recovery, we will remain that reliable partner our members, and the communities we all serve, need to grow.

FHLBNY Declares 4.75% Dividend for 4Q13

Our stability is also reflected in our consistent performance. In the years following the financial crisis, your Home Loan Bank has repeatedly delivered impressive results for our cooperative. In 2013, our solid performance throughout the year resulted in a consistent quarterly dividend of 4.00%. However, we had a strong close to the year, and your Board of Directors voted to supplement the fourth quarter dividend with an additional .75% payout. It has, and continues to be, our practice to provide our members with a steady dividend that reflects a fair return for your investment in our cooperative. While the 4.75% dividend for the fourth quarter certainly reflects a fair return on our strong results, such supplemental dividends should not be the expected practice in future quarters.

Managing Risk, Professionally and Personally

Our members should continue to expect stability from the FHLBNY. One way we ensure stability is with our focus on managing risk. Each quarter, we continue to build our retained earnings, providing additional protection for the capital investment of our stockholders. We operate a low-risk balance sheet. And in 2013, we created a Board-level Risk Committee to provide further oversight of our risk practices.

For some of us, this focus on risk management has even spread into our personal lives. Last month, as I climbed the stairs from the subway station on my way back to the office from a meeting in Queens, I felt discomfort in my chest. The feeling lingered throughout the day, and even though I had only recently completed a physical exam that provided me a clean bill of health, I decided it was best to have a doctor take a look at me — I suppose proactively managing risk is something that I share with many of my fellow community bankers. This follow-up examination proved vital, as it was determined that the discomfort in my chest was a blockage that would require open-heart surgery. And so on the morning of February 20th, I entered Mount Sinai Beth Israel for the procedure. I was as prepared as one can be, and I am proud to report that your Home Loan Bank was, too. On the very same morning that I entered the hospital, the Board’s Executive Committee gathered for an Acting President Notification meeting. Per our pre-existing procedures, José González, the Bank’s executive vice president, was named acting president of the FHLBNY during my surgery and convalescence. For José, who will become the FHLBNY’s president and CEO upon my retirement, it was a head start on his new role at the helm of the Bank after I retire; for the FHLBNY, it was another example of our focus on managing risk.

I am pleased to report that the bypass procedure went exceptionally well thanks to an outstanding team of medical professionals, and that on Tuesday, February 25th, I returned home from the hospital. Home is a much better place to be, especially for me, as my home is just four short blocks from the office.  These days spent at home have made our purpose as community lenders all the more clear to me: whether after a trip to the hospital or a long day at work, home is where we go to recover, to build our strength, to repair ourselves. It is the foundation for all that we do. And as community lenders, it is our mission to ensure that families across our nation have a steady and stable home to which they return at night, and from which they begin each day anew. In New Jersey, New York, Puerto Rico and the U.S. Virgin Islands, there are hundreds of thousands of such families that have that place to call home because the Home Loan Bank was available to help our members fund responsible mortgages.

This is a mission worth protecting.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.